Exhibit 99.1

PRESS RELEASE

REPORT OF EARNINGS AND DIVIDEND DECLARATION

October 28, 2025

Merriam, Kansas

The following is a report of earnings for Seaboard Corporation (NYSE American symbol: SEB), with offices at 9000 West 67th Street, Merriam, Kansas, for the three and nine months ended September 27, 2025 and September 28, 2024, in millions of dollars except share and per share amounts.

(UNAUDITED)	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2025	2024	2025	2024
Net sales	$2,540	$2,218	$7,336	$6,618
Operating income	$84	$32	$174	$42
Net earnings (loss) attributable to Seaboard	$109	$(149)	$243	$(66)

Earnings (loss) per common share	$113.71	$(153.44)	$251.47	$(67.97)
Average number of shares outstanding	958,618	971,055	966,315	971,055
Dividends declared per common share	$2.25	$2.25	$6.75	$6.75

Seaboard Corporation’s results for the three and nine months ended September 28, 2024, were impacted by a valuation allowance recorded on its U.S deferred tax assets of $176 million, with a corresponding charge to income tax expense. Further details on financial results are included in Seaboard Corporation’s Quarterly Report on Form 10-Q filed today with the United States Securities and Exchange Commission. Seaboard Corporation has provided access to the Form 10-Q on its website at https://www.seaboardcorp.com/investors.

Also, Seaboard Corporation announced today that its Board of Directors has authorized and declared a quarterly cash dividend of $2.25 per share of its common stock. The dividend is payable on November 17, 2025 to stockholders of record at the close of business on November 7, 2025.